ASSET PURCHASE AGREEMENT


                       DATED AS OF AUGUST 18, 1997



                             BY AND BETWEEN



                      GLOBAL MED TECHNOLOGIES, INC.
                         A COLORADO CORPORATION

                               ("SELLER")



                                   AND



                  NATIONAL MEDICAL REVIEW OFFICES, INC.
                         A MICHIGAN CORPORATION

                                ("BUYER")

                            TABLE OF CONTENTS
                            -----------------

                                                                     PAGE
                                                                     ----


RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

                                ARTICLE I
                  DEFINITIONS; RULES OF INTERPRETATION . . . . . . . .  2
     1.1    Definitions. . . . . . . . . . . . . . . . . . . . . . . .  2
            (a)  "ACCOUNTS PAYABLE . . . . . . . . . . . . . . . . . .  2
            (b)  "ACCOUNTS RECEIVABLE. . . . . . . . . . . . . . . . .  2
            (c)  "AFFILIATE. . . . . . . . . . . . . . . . . . . . . .  2
            (d)  "AGENTS . . . . . . . . . . . . . . . . . . . . . . .  2
            (e)  "AGREEMENT. . . . . . . . . . . . . . . . . . . . . .  2
            (f)  "BUSINESS . . . . . . . . . . . . . . . . . . . . . .  2
            (g)  "CLOSING. . . . . . . . . . . . . . . . . . . . . . .  2
            (h)  "CLOSING DATE . . . . . . . . . . . . . . . . . . . .  2
            (i)  "CODE . . . . . . . . . . . . . . . . . . . . . . . .  3
            (j)  "CONTRACT . . . . . . . . . . . . . . . . . . . . . .  3
            (k)  "COPYRIGHTS AND TRADENAMES. . . . . . . . . . . . . .  3
            (l)  "DAMAGES. . . . . . . . . . . . . . . . . . . . . . .  3
            (m)  "EFFECTIVE TIME . . . . . . . . . . . . . . . . . . .  3
            (n)  "EMPLOYEES. . . . . . . . . . . . . . . . . . . . . .  3
            (o)  "ESCROW AGENT . . . . . . . . . . . . . . . . . . . .  3
            (p)  "ESCROW AGREEMENT . . . . . . . . . . . . . . . . . .  3
            (q)  "FINANCIAL STATEMENTS . . . . . . . . . . . . . . . .  3
            (r)  "LETTER OF INTENT . . . . . . . . . . . . . . . . . .  3
            (s)  "LIEN . . . . . . . . . . . . . . . . . . . . . . . .  3
            (t)  "LEASES . . . . . . . . . . . . . . . . . . . . . . .  4
            (u)  "MANAGEMENT AGREEMENT . . . . . . . . . . . . . . . .  4
            (v)  "OFFICE LEASE . . . . . . . . . . . . . . . . . . . .  4
            (w)  "PERSON . . . . . . . . . . . . . . . . . . . . . . .  4
            (x)  "PREMISES . . . . . . . . . . . . . . . . . . . . . .  4
            (y)  "SHAREHOLDERS . . . . . . . . . . . . . . . . . . . .  4
            (z)  "TAXES. . . . . . . . . . . . . . . . . . . . . . . .  4
            (aa) "TRADE SECRETS. . . . . . . . . . . . . . . . . . . .  4

                               ARTICLE II
                         ASSETS AND LIABILITIES. . . . . . . . . . . .  4
     2.1    Included Assets. . . . . . . . . . . . . . . . . . . . . .  4
            (a)  Fixtures, Furniture and Equipment . . . . . . . . . .  5
            (b)  Supplies and Consumables. . . . . . . . . . . . . . .  5
            (c)  Prepaid Expenses. . . . . . . . . . . . . . . . . . .  5
            (d)  Accounts Receivable . . . . . . . . . . . . . . . . .  5
            (e)  Accrued Accounts Receivable (Un-billed Revenue) . . .  5
            (f)  Copyrights and Tradenames . . . . . . . . . . . . . .  5
            (g)  Business Contracts. . . . . . . . . . . . . . . . . .  5
            (h)  Leasehold Improvements. . . . . . . . . . . . . . . .  5
            (i)  Customer List . . . . . . . . . . . . . . . . . . . .  5
            (j)  Books and Records . . . . . . . . . . . . . . . . . .  6
            (k)  Telephone Numbers and Internet Addresses. . . . . . .  6
            (l)  Net Working Capital . . . . . . . . . . . . . . . . .  6
            (m)  Goodwill. . . . . . . . . . . . . . . . . . . . . . .  6
     2.2    Excluded Assets. . . . . . . . . . . . . . . . . . . . . .  6
            (a)  Contracts . . . . . . . . . . . . . . . . . . . . . .  6
            (b)  Telephone Numbers and Internet Addresses. . . . . . .  6
            (c)  Copyrights and Tradenames . . . . . . . . . . . . . .  6
     2.3    Certain Covenants of Seller Purchased by Buyer . . . . . .  6
            (a)  Operation of the Business . . . . . . . . . . . . . .  6
            (b)  Tenant Improvements . . . . . . . . . . . . . . . . .  6
            (c)  Other Restrictions. . . . . . . . . . . . . . . . . .  7
     2.4    Assumed Obligations. . . . . . . . . . . . . . . . . . . .  7
            (a)  Business Contracts. . . . . . . . . . . . . . . . . .  7
            (b)  Accounts Payable. . . . . . . . . . . . . . . . . . .  7
            (c)  Accrued Accounts Payable. . . . . . . . . . . . . . .  7
            (d)  Accrued Expenses. . . . . . . . . . . . . . . . . . .  7
            (e)  Leases. . . . . . . . . . . . . . . . . . . . . . . .  7
     2.5    Specific Excluded Liabilities. . . . . . . . . . . . . . .  7
     2.6    Seller's Accrued Accounts Payable. . . . . . . . . . . . .  8

                               ARTICLE III
                      PURCHASE PRICE; PAYMENT TERMS. . . . . . . . . .  8
     3.1    Purchase Price . . . . . . . . . . . . . . . . . . . . . .  8
     3.2    Escrow Deposit . . . . . . . . . . . . . . . . . . . . . .  8
     3.3    Payment and Delivery on Closing Date . . . . . . . . . . .  8
     3.4    Allocation of Purchase Price . . . . . . . . . . . . . . .  9

                                                                     PAGE
                                                                     ----

                               ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES. . . . . . . . . .  9
     4.1    Representations and Warranties of Seller . . . . . . . . .  9
            (a)  Organization and Standing . . . . . . . . . . . . . .  9
            (b)  Corporate Authority . . . . . . . . . . . . . . . . .  9
            (c)  Binding Effect. . . . . . . . . . . . . . . . . . . .  9
            (d)  Approvals; Consents . . . . . . . . . . . . . . . . .  9
            (e)  No Violation. . . . . . . . . . . . . . . . . . . . .  9
            (f)  Compliance With Laws. . . . . . . . . . . . . . . . . 10
            (g)  Financial Statements. . . . . . . . . . . . . . . . . 10
            (h)  Title to Assets . . . . . . . . . . . . . . . . . . . 10
            (i)  Condition of Premises . . . . . . . . . . . . . . . . 10
            (j)  Contracts . . . . . . . . . . . . . . . . . . . . . . 11
            (k)  Taxes . . . . . . . . . . . . . . . . . . . . . . . . 11
            (l)  Litigation. . . . . . . . . . . . . . . . . . . . . . 11
            (m)  No Misleading Statements. . . . . . . . . . . . . . . 11
            (n)  Operations of the Business. . . . . . . . . . . . . . 12
            (o)  Hazardous Materials . . . . . . . . . . . . . . . . . 12
            (p)  Accounts Receivable . . . . . . . . . . . . . . . . . 12
            (q)  Collection of Accounts Receivable . . . . . . . . . . 12
            (r)  Accrued Accounts Receivable (Un-billed Revenue) . . . 13
            (s)  Accounts Payable. . . . . . . . . . . . . . . . . . . 13
            (t)  Accrued Accounts Payable. . . . . . . . . . . . . . . 13
            (u)  Accrued Expenses. . . . . . . . . . . . . . . . . . . 13
            (v)  Leases. . . . . . . . . . . . . . . . . . . . . . . . 13
            (w)  Accrued Payroll . . . . . . . . . . . . . . . . . . . 13
            (x)  Accrued Paid Time Off . . . . . . . . . . . . . . . . 13
            (y)  Sales Commissions . . . . . . . . . . . . . . . . . . 13
            (z)  Accrued Interest. . . . . . . . . . . . . . . . . . . 14
            (aa) Deposit Accounts. . . . . . . . . . . . . . . . . . . 14
            (ab) Leases. . . . . . . . . . . . . . . . . . . . . . . . 14
            (ac) Employees . . . . . . . . . . . . . . . . . . . . . . 14
            (ad) Employee Benefit Plans. . . . . . . . . . . . . . . . 14
            (ae) No Agent or Brokers . . . . . . . . . . . . . . . . . 15
            (af) Intercompany Obligations. . . . . . . . . . . . . . . 15
            (ag) Foreign Person. . . . . . . . . . . . . . . . . . . . 15
     4.2    Representations and Warranties of Buyer. . . . . . . . . . 15
            (a)  Organization and Standing . . . . . . . . . . . . . . 15
            (b)  Corporate Authority . . . . . . . . . . . . . . . . . 15
            (c)  Binding Effect. . . . . . . . . . . . . . . . . . . . 15
            (d)  Approvals; Consents . . . . . . . . . . . . . . . . . 16

                                                                     PAGE
                                                                     ----

            (e)  No Agent or Brokers . . . . . . . . . . . . . . . . . 16
     4.3    Survival of Representations and Warranties . . . . . . . . 16

                                ARTICLE V
                        COVENANTS OF THE PARTIES . . . . . . . . . . . 16
     5.1    Covenants of Seller. . . . . . . . . . . . . . . . . . . . 16
            (a)  Operation of the Business . . . . . . . . . . . . . . 16
            (b)  Maintenance of Contracts, Copyrights, Permits, etc. . 16
            (c)  Proscribed Activities . . . . . . . . . . . . . . . . 16
            (d)  Insurance . . . . . . . . . . . . . . . . . . . . . . 17
            (e)  Books and Records; Compliance with Laws . . . . . . . 17
            (f)  No Organic Change . . . . . . . . . . . . . . . . . . 18
            (g)  Consent and Approvals . . . . . . . . . . . . . . . . 18
            (h)  Corporate Name. . . . . . . . . . . . . . . . . . . . 18
            (i)  Depreciation of Capital Assets. . . . . . . . . . . . 18
            (j)  Cooperation . . . . . . . . . . . . . . . . . . . . . 18
     5.2    Seller's Employees, Employee Benefits. . . . . . . . . . . 18
     5.3    Access and Information . . . . . . . . . . . . . . . . . . 19

                               ARTICLE VI
                   CONDITIONS PRECEDENT TO OBLIGATIONS . . . . . . . . 19
     6.1    Conditions Precedent to Obligations of Buyer . . . . . . . 19
            (a)  Accuracy of Representations and Warranties. . . . . . 19
            (b)  Performance of Agreements . . . . . . . . . . . . . . 19
            (c)  Corporate Action and Approvals. . . . . . . . . . . . 19
            (d)  Consents of Other Persons . . . . . . . . . . . . . . 20
            (e)  Office Lease. . . . . . . . . . . . . . . . . . . . . 20
            (g)  No Material Adverse Change. . . . . . . . . . . . . . 20
            (h)  Organization of Buyer . . . . . . . . . . . . . . . . 20
            (i)  Litigation. . . . . . . . . . . . . . . . . . . . . . 20
            (j)  Changes in Law. . . . . . . . . . . . . . . . . . . . 20
            (k)  Opinion of Counsel. . . . . . . . . . . . . . . . . . 21
     6.2    Conditions Precedent to Obligations of Seller. . . . . . . 21
            (a)  Accuracy of Representations and Warranties. . . . . . 21
            (b)  Performance of Agreements . . . . . . . . . . . . . . 21
            (c)  Shareholder Approval. . . . . . . . . . . . . . . . . 21
            (d)  Office Lease. . . . . . . . . . . . . . . . . . . . . 22
            (e)  Litigation. . . . . . . . . . . . . . . . . . . . . . 22
            (f)  Opinion of Counsel. . . . . . . . . . . . . . . . . . 22

                                                                     PAGE
                                                                     ----

                               ARTICLE VII
                                 CLOSING . . . . . . . . . . . . . . . 22
     7.1    Time and Place; Deliveries . . . . . . . . . . . . . . . . 22
     7.2    Deliveries by Seller upon Closing. . . . . . . . . . . . . 22
     7.3    Deliveries by Buyer upon Closing . . . . . . . . . . . . . 23
     7.4    Deliveries by Both Buyer and Seller. . . . . . . . . . . . 23
                              ARTICLE VIII
                               TERMINATION . . . . . . . . . . . . . . 23
     8.1    Termination By the Parties . . . . . . . . . . . . . . . . 23
     8.2    Termination By Seller. . . . . . . . . . . . . . . . . . . 24
     8.3    Termination By Buyer . . . . . . . . . . . . . . . . . . . 24
     8.4    Effect of Termination. . . . . . . . . . . . . . . . . . . 25
     8.5    Extension; Waiver. . . . . . . . . . . . . . . . . . . . . 26

                               ARTICLE IX
                 POST CLOSING COMMITMENTS AND COVENANTS. . . . . . . . 26
     9.1    Noncompetition . . . . . . . . . . . . . . . . . . . . . . 26
     9.2    Non-Disclosure of Trade Secrets. . . . . . . . . . . . . . 26
     9.3    Covenant Not to Solicit. . . . . . . . . . . . . . . . . . 26
     9.4    Modification . . . . . . . . . . . . . . . . . . . . . . . 27
     9.5    Remedies . . . . . . . . . . . . . . . . . . . . . . . . . 27

                                ARTICLE X
                             INDEMNIFICATION . . . . . . . . . . . . . 27
     10.1   Seller's Indemnification . . . . . . . . . . . . . . . . . 27
     10.2   Buyer's Indemnification. . . . . . . . . . . . . . . . . . 28
     10.3   Indemnification for Taxes. . . . . . . . . . . . . . . . . 28

                               ARTICLE XI
                        MISCELLANEOUS PROVISIONS . . . . . . . . . . . 29
     11.1   Expenses and Taxes . . . . . . . . . . . . . . . . . . . . 29
     11.2   Notice . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     11.3   Time . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     11.4   Further Assurances . . . . . . . . . . . . . . . . . . . . 29
     11.5   Binding Effect . . . . . . . . . . . . . . . . . . . . . . 30
     11.6   Severability of Provisions . . . . . . . . . . . . . . . . 30
     11.7   Captions . . . . . . . . . . . . . . . . . . . . . . . . . 30
     11.8   Exhibits and Schedules . . . . . . . . . . . . . . . . . . 30
     11.9   Counterparts . . . . . . . . . . . . . . . . . . . . . . . 30
     11.10  Governing Law. . . . . . . . . . . . . . . . . . . . . . . 30
     11.11  Amendment; Waiver. . . . . . . . . . . . . . . . . . . . . 30

     11.12  Entire Agreement . . . . . . . . . . . . . . . . . . . . . 30
     11.13  Dispute Resolution . . . . . . . . . . . . . . . . . . . . 31
     11.14  Attorneys' Fees and Costs. . . . . . . . . . . . . . . . . 31
     11.15  Representation By Counsel; Interpretation. . . . . . . . . 31
     11.16  Assignment Prohibited. . . . . . . . . . . . . . . . . . . 31



EXHIBIT A   Letter of Intent
EXHIBIT B   Escrow Agreement
EXHIBIT C   Management Agreement
EXHIBIT D   Floor Plan
EXHIBIT E   Office Lease (Buyer)
EXHIBIT F   Noncompetition Agreement
EXHIBIT G   Office Lease (Seller)
EXHIBIT H   Bill of Sale
EXHIBIT I   Assignment and Assumption Agreement

                        ASSET PURCHASE AGREEMENT
                        ------------------------

     THIS ASSET PURCHASE AGREEMENT, is entered into as of August 18, 1997, by and between GLOBAL MED TECHNOLOGIES, INC., a Colorado corporation ("SELLER"), and NATIONAL MEDICAL REVIEW OFFICES, INC., a Michigan corporation ("BUYER"). Buyer and Seller are sometimes referred to herein individually as the "PARTY" and collectively as the "PARTIES."

                                RECITALS
                                --------

     A. Seller owns or leases all of the assets of, and operates a nationwide business under the names National MRO, DataMed, and DataMed International (collectively, "DataMed International"), which provides third party administration and medical review officer services in support of employer substance abuse testing programs, which Business is presently conducted at the offices of Seller located at 12600 West Colfax , Suite A-500, Lakewood, Colorado 80215-3734;

     B. Buyer is in the business of providing medical review services for employee substance abuse testing programs;

     C. Seller and Buyer are parties to that certain Letter of Intent for Proposed Acquisition dated June 20, 1997, which incorporates by reference the Term Sheet and other terms of a previous Letter of Intent for Proposed Acquisition dated June 18, 1997;

     D. Seller and Buyer are parties to that certain Fund Escrow Agreement dated July 3, 1997, pursuant to which Tri-State Bank, a state chartered commercial bank, holds as escrow agent the amount of Six Hundred Thousand Dollars ($600,000.00), as a deposit to be applied against the final purchase price to be paid by Buyer at Closing;

     E. Seller and Buyer are parties to that certain Interim Management Agreement dated July 3, 1997, pursuant to which direction and control of the operations of the Business have been transferred from Seller to Buyer as of July 1, 1997, on an interim basis, subject to the Closing of the transactions when and as required by this Agreement; and

     F. Seller desires to sell and Buyer desires to purchase all of the assets of Seller relating to the Business, except for those assets specifically excluded pursuant to Section 2.2 herein, and the Parties further desire to enter into certain additional agreements, in accordance with the covenants, conditions, and restrictions as set forth herein.

                                AGREEMENT
                                ---------

          NOW, THEREFORE, the parties agree as follows:

                                ARTICLE I
                  DEFINITIONS; RULES OF INTERPRETATION
                  ------------------------------------

     1.1 DEFINITIONS. As used in this Agreement, in addition to the terms defined elsewhere, the following terms shall have the meanings set forth below, unless the context clearly indicates another meaning:

          (a) "ACCOUNTS PAYABLE." Seller's obligations to pay for goods sold or services rendered to Seller in connection with Seller's operation of the Business, existing as of June 30, 1997, and recorded on the June 30, 1997, balance sheet of the Business, as set forth on SCHEDULE 2.4(b).

          (b) "ACCOUNTS RECEIVABLE." Seller's present and future rights to payment for services rendered or goods sold in connection with Seller's operation of the Business, existing as of June 30, 1997, and recorded on the June 30, 1997, balance sheet of the Business, as set forth on SCHEDULE 2.1(d).

          (c) "AFFILIATE." An "AFFILIATE" of, or Person "AFFILIATED" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

          (d) "AGENTS." When used with reference to any Person, its members, shareholders, partners, directors, trustees, officers, employees, agents, accountants, legal counsel, auditors, and other representatives.

          (e)  "AGREEMENT."  This Asset Purchase Agreement.

          (f) "BUSINESS." Seller's nationwide and international business under the names National MRO, Datamed, and DataMed International, which provides third party administration and medical review officer services in support of employer substance abuse testing programs.

          (g) "CLOSING." The consummation of and satisfaction by the Parties (or pursuant to their direction) of the acts, conditions and transactions contemplated by this Agreement required of each of them on or before the Closing Date.

          (h) "CLOSING DATE." The date established in Section 7.1 for discharging various conditions by each of the parties hereto and consummating the transactions described herein.

          (i)  "CODE."  The Internal Revenue Code of 1986, as amended.

          (j) "CONTRACT." Any instrument, mortgage, agreement, contract or restriction to which either Seller or Buyer is a party, or by which either Seller or Buyer is bound or which is applicable to a Party or any of its properties.

          (k) "COPYRIGHTS AND TRADENAMES." Trade names, related trademarks, service marks, copyrights or other intellectual property rights or items of a similar character or nature, and all registrations or applications therefor, and any other unregistered names or marks used by Seller relating to the Business.

          (l) "DAMAGES." Any loss, liability, damage (other than special, remote or speculative damages, including, without limitation, damages for loss of anticipated future profits or damages based on multiples of earnings) or expense (including, without limitation, reasonable attorneys' fees and disbursements).

          (m) "EFFECTIVE TIME." The effective time of the Closing which shall be 12:01 a.m. on the day immediately after the Closing Date.

          (n) "EMPLOYEES." The employees of Seller who provide services for the Business.

          (o) "ESCROW AGENT." Tri-State Bank, a state chartered commercial bank.

          (p) "ESCROW AGREEMENT." That certain Fund Escrow Agreement entered into by and between Seller and Buyer, and dated as of July 3, 1997, a copy of which is attached as EXHIBIT B.

          (q) "FINANCIAL STATEMENTS." The unaudited internal financial statements maintained by Seller relating to the Business, including, without limitation, balance sheets and statements of operations for the Business, and any related schedules and source documents thereto.

          (r) "LETTER OF INTENT." That certain Letter of Intent entered into by and between Seller and Buyer, and dated as of June 20, 1997, which incorporates by reference the Term Sheet and other terms of a previous Letter of Intent for Proposed Acquisition dated June 18, 1997, a copy of which is attached as EXHIBIT A.

          (s) "LIEN." Any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or any agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

          (t) "LEASES." All leases for personal property (including both capital and operating leases) set forth on SCHEDULE 2.4(d), including all amendments and addenda thereto;

          (u) "MANAGEMENT AGREEMENT." That certain Interim Management Agreement entered into by and between Seller and Buyer, and dated as of July 3, 1997, a copy of which is attached as EXHIBIT C.

          (v) "OFFICE LEASE." A lease for a portion of the Premises, by and between Golden Hill Office Complex, on the one hand ("LANDLORD"), and each of Seller and Buyer, on the other hand, as a Tenant;

          (w) "PERSON." An individual, a partnership, a joint venture, a corporation, limited liability company, a trust, an unincorporated organization or any other entity, including, without limitation, any Affiliate.

          (x) "PREMISES." The principal place of business for the Business located at 12600 West Colfax , Suite A-500, Lakewood, Colorado 80215-3734.

          (y) "SHAREHOLDERS." The shareholders of record of Seller as of the most recent record date of Seller occurring prior to the Closing Date.

          (z) "TAXES." All federal, state, county, local, foreign and other taxes (including, without limitation, income, excise, sales, use, gross receipts, franchise, employment and payroll related taxes), whether or not measured in whole or in part by net income, and including related interest, penalties and additions to tax.

          (aa) "TRADE SECRETS." All confidential, proprietary or privileged information relating to the Business, including, without limitation, the Customer List as set forth in SCHEDULE 2.1(i), operating manuals, symbols, trademarks, trade names, service marks, designs, procedures, processes, and other copyrighted, patented, trademarked, or legally protectable information, but excluding the Copyrights and Tradenames identified in Section 2.2(c).

                               ARTICLE II
                         ASSETS AND LIABILITIES
                         ----------------------

     2.1 INCLUDED ASSETS. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller as of the Closing, all rights, title and interests of Seller in all assets of Seller, whether real, personal, mixed, tangible or intangible, except for the Excluded Assets as defined in Section 2.2 below, owned, leased or used by Seller in the operation of its Business as of June 30, 1997, which assets shall entirely consist of the following (collectively, the "ASSETS"):

          (a) FIXTURES, FURNITURE AND EQUIPMENT. All equipment, vehicles, tools, accessories, maintenance equipment, spare parts, furnishings and fixtures used in or related to the operation of the Business and existing as of the Closing Date, whether or not located at the Premises, together with all rights in all warranties of any manufacturer or vendor with respect thereto, as set forth in SCHEDULE 2.1(a), and related accumulated depreciation for both purchased and leased assets as reflected on the June 30, 1997, Financial Statements of the Business;

          (b) SUPPLIES AND CONSUMABLES. All pamphlets, brochures, videos, office supplies and other consumable supplies held for use in connection with the Business as described in SCHEDULE 2.1(b);

          (c) PREPAID EXPENSES. All deposits, prepaid rent, paid premiums and other prepaid expenses as of the Closing Date, together with any additions thereto and subject to any reductions therefrom made or accrued in the operation of the Business after June 30, 1997, through the Closing Date ("PREPAID EXPENSES"), including, without limitation, those Prepaid Expenses itemized in SCHEDULE 2.1(c);

          (d) ACCOUNTS RECEIVABLE. All of Seller's Accounts Receivable, as set forth on SCHEDULE 2.1(d), and related allowance for doubtful accounts as reflected on the June 30, 1997, Financial Statements of the Business;

          (e) ACCRUED ACCOUNTS RECEIVABLE (UN-BILLED REVENUE). All of Seller's rights to payment for services rendered or goods sold in connection with Seller's operation of the Business prior to June 30, 1997, which had not been billed as of June 30, 1997, as set forth on SCHEDULE 2.1(e), and related allowance for doubtful accounts as reflected on the June 30, 1997, Financial Statements of the Business;

          (f) COPYRIGHTS AND TRADENAMES. All Copyrights and Tradenames of Seller and all variations and derivatives thereof set forth on SCHEDULE 2.1(f), including, without limitation, the right to use the names "National MRO," "DataMed" and "DataMed International" following the Closing;

          (g) BUSINESS CONTRACTS. All of Seller's rights and interests under those Contracts specifically listed in SCHEDULE 2.1(g) (all such Contracts collectively, the "BUSINESS CONTRACTS"), including in particular and without limitation, the Leases;

          (h) LEASEHOLD IMPROVEMENTS. All of Seller's rights and interests in any and all additions for improvements made to the Premises and included in the Office Lease to which Buyer is a party (the "LEASEHOLD IMPROVEMENTS");

          (i) CUSTOMER LIST. All of Seller's rights and interests in the list of customers or clients of the Business, as set forth on SCHEDULE 2.1(I);

          (j) BOOKS AND RECORDS. Subject to applicable laws, all of Seller's interests in all business and financial books of account and records, personnel records of Employees, and all other records, information and data in whatever form recorded or preserved, whether on computer tapes or disk, which are necessary for or related to the prior or to the continuing operation of the Business from and after the Closing Date (all such items, the "RECORDS");

          (k) TELEPHONE NUMBERS AND INTERNET ADDRESSES. All rights to the telephone numbers and internet addresses used by the Business as set forth on SCHEDULE 2.1(k);

          (l) NET WORKING CAPITAL. The net working capital of the Business reconciled as of June 30, 1997, in accordance with SCHEDULE 3.3; and

          (m) GOODWILL. All of Seller's goodwill in the Business (notwithstanding the absence of any entry on the June 30, 1997 Financial Statements for goodwill).

     2.2 EXCLUDED ASSETS. The following assets of Seller shall not be included in the Assets and shall not be purchased and sold under this
Agreement:

          (a) CONTRACTS. All of Seller's rights and interests in contracts other than the Business Contracts;

          (b) TELEPHONE NUMBERS AND INTERNET ADDRESSES. All of Seller's rights and interests in the telephone numbers and internet addresses set forth on SCHEDULE 2.2(b); and

          (c) COPYRIGHTS AND TRADENAMES. All Copyrights and Tradenames of Seller and all variations and derivatives thereof not set forth on SCHEDULE 2.1(f), including, without limitation, the right to use the name "Global Med" and the globe trademark.

     2.3 CERTAIN COVENANTS OF SELLER PURCHASED BY BUYER. In consideration of the sale of the Assets by Seller and the purchase of the Assets by Buyer, and as a condition to the consummation of the transaction contemplated by this Agreement, Seller agrees to the following additional covenants:

          (a) OPERATION OF THE BUSINESS. From the date hereof to the Closing, and subject to Seller's obligations under the Management
Agreement, Seller agrees to operate Seller's Business only in accordance with Section 5.1 of this Agreement;

          (b) TENANT IMPROVEMENTS. Seller agrees to assume responsibility for and to pay and discharge all expenses relating to the construction of tenant improvements necessary to divide the Premises between Seller and Buyer in accordance with the floor plan attached hereto as EXHIBIT D, with the sole exception of those expenses incurred in the construction of those tenant improvements specifically identified on SCHEDULE 2.3(b), which shall be the responsibility of Buyer; and

          (c) OTHER RESTRICTIONS. Seller agrees to the post-closing covenants set forth in Article IX hereof.

     2.4 ASSUMED OBLIGATIONS. On the Closing Date and as of June 30, 1997, Buyer shall assume and agree to pay, perform and discharge only the following obligations (the "ASSUMED OBLIGATIONS"), but only to the extent that the Assumed Obligations have not previously been paid, performed or discharged:

          (a) BUSINESS CONTRACTS. Buyer agrees to pay, perform and discharge the executory obligations of Seller arising after June 30, 1997, under the Business Contracts;

          (b) ACCOUNTS PAYABLE. Buyer agrees to pay, perform and discharge Seller's Accounts Payable as recorded on the June 30, 1997, Financial Statements of the Business, and in the categorical amounts up to but not exceeding the categorical limits set forth on SCHEDULE 2.4(b) (not to include any intercompany payables);

          (c) ACCRUED ACCOUNTS PAYABLE. Subject to Sections 2.5 and 2.6 below, Buyer agrees to pay in cash, perform and discharge in an amount not to exceed One Hundred Twenty-Seven Thousand Forty-Three and 58/100 Dollars ($127,043.58) in the aggregate, Seller's accrued accounts payable as recorded on the June 30, 1997, Financial Statements of the Business and as set forth on SCHEDULE 2.4(c) (not to include any intercompany payables), and Seller agrees that Buyer shall be entitled to carry on Buyer's books of account and records the entire amount ($568,488.00) of such accrued accounts payable, and Buyer agrees, upon reasonable request by Seller, to provide Seller with written documentation of Buyer's compliance with its obligations under this Section 2.4(c);

          (d) ACCRUED EXPENSES. Buyer agrees to pay, perform and discharge Seller's accrued expenses as recorded on the June 30, 1997, Financial Statements of the Business, and in the categorical amounts up to but not exceeding the categorical limits set forth on SCHEDULE 2.4(d) (not to include any intercompany payables); and

          (e) LEASES. Buyer agrees to pay, perform and discharge the executory obligations of Seller arising after June 30, 1997 under the Leases as set forth on SCHEDULE 2.4(d).

     2.5 SPECIFIC EXCLUDED LIABILITIES. Buyer shall not be obligated to pay, perform, or discharge any obligations of Seller other than the Assumed Obligations. Without limiting the generality of the foregoing, and except as expressly included in the Assumed Obligations, Seller shall remain liable for all of its outstanding liabilities, whether known or unknown, accrued or unaccrued, including but not limited to: (i) any continuing obligations it may have for compensation, benefits or taxes or other employment-related expenses for personnel employed by or under contract with Seller prior to the Closing, or any such obligations that may arise by reason of or with respect to the termination of any such personnel, except as otherwise provided in the Management Agreement; (ii) any liabilities arising out of or relating to Taxes, to the Shareholders, product liability, or the errors or omissions of Seller, or its Agents; (iii) any intercompany transfers, costs, payables or any other intercompany obligation(s); (iv) any severance payment due from Seller to Bart Valdez; (v) Seller's accounts payable in excess of the categorical limits set forth on SCHEDULE 2.4(b); (vi) Seller's accrued accounts payable of the Business in excess of One Hundred Twenty-Seven Thousand Forty-Three and 58/100 Dollars ($127,043.58); and any other liabilities set forth on SCHEDULE 2.5.

     2.6 SELLER'S ACCRUED ACCOUNTS PAYABLE. Within five (5) business days of receipt by Seller of an invoice from Buyer, Seller agrees to pay to Buyer an amount or amount(s) equal to all of Seller's accrued accounts payable of the Business (as set forth on Schedule 2.4(c)) that: (i) have been paid in cash by Buyer during the period beginning on July 1, 1997 and ending on March 31, 1998, and are in excess of One Hundred Twenty-Seven Thousand Forty-three and 58/100 Dollars ($127,043.58) in the aggregate; and
(ii) have received the prior written approval of Bart Valdez. Seller and Buyer agree that Bart Valdez shall have the exclusive, complete and final right to determine which accrued accounts payable of the Business are included within the foregoing category of accrued accounts payable to be reimbursed by Seller. Buyer agrees, upon reasonable request by Seller, to provide Seller with written documentation of Buyer's compliance with its obligations under Section 2.4(c). Seller agrees, upon reasonable request by Buyer, to provide Buyer with written documentation of Seller's compliance with its obligations under this Section 2.6.

                               ARTICLE III
                      PURCHASE PRICE; PAYMENT TERMS
                      -----------------------------

     3.1 PURCHASE PRICE. The aggregate purchase price for the Assets (the "PURCHASE PRICE") shall be the sum of One Million Two Hundred Thousand Dollars ($1,200,000.00).

     3.2 ESCROW DEPOSIT. Pursuant to the Escrow Agreement, Buyer has deposited with the Escrow Agent Six Hundred Thousand Dollars ($600,000.00) (the "DEPOSIT"). Notwithstanding any other provision of this Agreement or breach hereof by either Party, in the event the Closing has not been accomplished before October 31, 1997, or such other date as the Parties may establish by amendment of this Agreement, the Parties agree that Buyer then shall have the option, exercisable in Buyer's sole and complete discretion, to terminate this Agreement in accordance with Section 8.3(d), with the effect as set forth in Section 8.4(a).

     3.3 PAYMENT AND DELIVERY ON CLOSING DATE. Buyer and Seller agree that on the Closing Date:

          (a) Buyer shall instruct the Escrow Agent to transfer the Deposit to Seller; and

          (b) Buyer shall pay to Seller the amount of Six Hundred Thousand Dollars ($600,000.00), by wire transfer of immediately available funds to the Seller's account at a bank specified by Seller prior to the Closing Date; and

          (c) Net working capital of the Business shall be reconciled as of June 30, 1997, and paid to Buyer in accordance with SCHEDULE 3.3.

     3.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price payable by Buyer for the Assets shall be allocated as set forth in SCHEDULE 3.4. The allocation set forth in SCHEDULE 3.4 is in accordance with Paragraph 1060 of the Code, and Buyer and Seller agree to file an IRS Form 8594 with respect to the transactions contemplated hereby on the basis of such allocation.

                               ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES
                     ------------------------------

     4.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as follows:

          (a) ORGANIZATION AND STANDING. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado, and has no Affiliate organization except as otherwise set forth on SCHEDULE 4.1(a).

          (b) CORPORATE AUTHORITY. Seller has corporate power and corporate authority to own and lease the Assets and its other properties as the Assets and such properties are now owned and leased by Seller, to conduct the Business and its businesses as and where such businesses have been and are now being conducted, and to enter into and deliver this Agreement and perform the transactions contemplated herein.

          (c) BINDING EFFECT. This Agreement when executed and delivered will constitute Seller's legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability against Seller of this Agreement in accordance with its terms may be limited in accordance with principles of equity or applicable insolvency, bankruptcy or other similar laws affecting creditors' rights generally.

          (d) APPROVALS; CONSENTS. All approvals, resolutions, authorizations, consents, actions or orders required of Seller for the authorization, execution and delivery of, and for the consummation of the transactions contemplated by, this Agreement, have been obtained or will be obtained prior to the Closing, except solely for the approval of the Shareholders as required by Section 6.1(c) and Section 6.2(c) of this Agreement.

          (e) NO VIOLATION. Except as disclosed on SCHEDULE 4.1(e) to this Agreement, the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and provisions hereof do not conflict with or violate any judicial or administrative order, award, judgment or decree applicable to Seller, conflict with any of the terms, conditions or provisions of Seller's Articles of Incorporation or Bylaws or other organizational documents or any Contract, or require any approval, consent or authorization which has not been obtained from any federal, state or local court, or any creditor of Seller or any other person or entity, or give any party with rights under any Contract, judgment, award, or order, the right to terminate, modify or otherwise change the rights or obligations of Seller thereunder.

          (f) COMPLIANCE WITH LAWS. Seller has complied, and is in material compliance with, all material laws, regulations, rules and orders affecting its operations, except as noted on SCHEDULE 4.1(f).

          (g) FINANCIAL STATEMENTS. Seller has furnished Buyer with its Financial Statements for the Business for the last three (3) fiscal years, and for the six months ended June 30, 1997. Such Financial Statements are kept on an accrual basis, have not been audited, reviewed, or otherwise verified by an independent third party, and are derived from the original books of accounts and records of Seller, and except for the June 30, 1997 Financial Statements, form part of the audited consolidated financial statements of Seller. Except for certain items related to intercompany transfers and intercompany costs, all such Financial Statements, audited or unaudited, are complete and correct in all material respects, and present fairly the results of operations of the Business for the respective periods covered, and the balance sheets present fairly the financial condition of the Business as of their respective dates. There has been no material, adverse change in the properties or condition (financial or otherwise) of the Business other than as reflected in the June 30, 1997 Financial Statements furnished hereunder or in SCHEDULE 4.1(g). There are no contingent liabilities which, if determined adversely, would have a material adverse effect on the Business other than those accrued for in the Financial Statements furnished hereunder or in SCHEDULE 4.1(g).

          (h) TITLE TO ASSETS. Seller has good, valid and marketable title, as owner or lessee, to all of the Assets. All of the Assets are free and clear of Liens and are not subject to any options to purchase or limitations of any nature whatsoever, except as listed in SCHEDULE 4.1(h). Subject to Seller's usual capitalization policy applied consistently with Seller's past practices in the conduct of the Business in the ordinary course, all assets of Seller, whether real, personal, mixed, tangible or intangible, except for the Excluded Assets as defined in Section 2.2 below, owned, leased or used by Seller in the operation of its Business as of June 30, 1997, are reflected in the June 30, 1997 Financial Statements of the Business delivered to Buyer pursuant to Section 4.1(g).

          (i) CONDITION OF PREMISES. No condemnation action has been taken or threatened with respect to the Premises or any part thereof, nor has any of the Premises been the subject of any assessments for work or improvements either completed or to be completed, and Seller has no knowledge or belief that there is any pending or contemplated condemnation or assessment or other specified tax or assessment relating to any of the Premises.

          (j) CONTRACTS. SCHEDULE 2.1(g) is a complete and accurate list of all Contracts, whether written or oral, that relate to or may affect the Business, the Assets or the operation of any thereof, other than any Contract that in the aggregate involves an annual expenditure of less than Five Thousand Dollars ($5,000.00), or annual revenues of less than Ten Thousand Dollars ($10,000.00), and can be terminated on thirty (30) days' notice. Seller has made available to Buyer complete and accurate copies of such Contracts. To Seller's knowledge, Seller is not in default under any Contract nor has any event occurred which, with the giving of notice or the passage of time, or both, would constitute a default by Seller under any Contract.

          (k)  TAXES.

               (i) Seller has filed or caused to be filed all annual reports and returns which are required to be filed relating to the Business, and has paid all Taxes shown to be due and payable on said annual reports and returns or on any assessments made against it, except for returns which have been appropriately extended, and, to the best knowledge of Seller, Seller has paid all other Taxes, fees or other charges imposed on it relating to the Business by any government authority, agency or instrumentality which have become due and payable (other than those contested by Seller in good faith through appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been provided on the books of Seller) and no tax liens have been filed.

               (ii) Seller through its payroll services vendor, ADP, has withheld proper and accurate amounts from its Employees in full and complete compliance with the tax withholding provisions of the Code and other applicable federal, foreign, state or local laws, and has filed proper and accurate federal, foreign, state and local returns and reports for all years and periods (and portions thereof) for which any such returns and reports were due with respect to Employee income tax, withholding taxes, social security taxes and unemployment taxes.

          (l) LITIGATION. To Seller's knowledge, there are no investigations, actions, lawsuits, claims, arbitrations or proceedings, either judicial, administrative or otherwise, pending or to the knowledge of Seller, threatened against or affecting the Assets or the operation of the Business, by or before any court, governmental department, commission, board, bureau, agency, mediator, arbitrator or other person or instrumentality.

          (m) NO MISLEADING STATEMENTS. Nothing herein contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If any change of the information contained in any Exhibit or Schedule shall change between the date of this Agreement and the Closing, Seller shall promptly notify

Buyer of such changes, in accordance with Section 11.3 hereof and the Exhibit or Schedule shall be amended accordingly.

          (n) OPERATIONS OF THE BUSINESS. From the date of execution of the Letter of Intent through the date of execution of the Management Agreement, Seller has operated the Business only in the usual, regular and ordinary course and manner consistent with past practices, and has not entered into agreements or transactions with any Person, including any Affiliate (except for Buyer), or incurred obligations which would or could reasonably be expected to have a material, adverse impact on the operations, financial status or condition, or prospects of the Business. From the date of execution of the Management Agreement, Seller has operated, and will continue through the Closing Date to operate, the Business in accordance with and subject to the Management Agreement and in accordance with and subject to Section 5.1 hereof.

          (o) HAZARDOUS MATERIALS. Hazardous Materials for purposes of this Agreement shall mean all substances which are hazardous or toxic or which are otherwise regulated under any federal, state or local laws, rules, regulations or ordinances governing the existence, clean-up or remedial contaminated property, the protection of the environment from soil, air or water pollution or the generation, handling or disposal of hazardous substances. The Premises upon which the Business is conducted are free from any and all Hazardous Materials, other than those used, handled, generated, manufactured, stored, treated, transported or disposed of in compliance with all applicable safety laws and environmental laws as in force and effect on the date hereof. Neither Seller nor any third party have used, handled, generated, manufactured, treated, stored, emitted, released, threatened release, discharged, transported or disposed of any Hazardous Materials on, under, above, about or from the Premises except in compliance with all applicable safety and environmental laws as in force and effect on the date thereof.

          (p) ACCOUNTS RECEIVABLE. SCHEDULE 2.1(d) is a complete and accurate list of all Accounts Receivable of the Business as of June 30, 1997, which Accounts Receivable are reflected on the June 30, 1997, Financial Statements delivered to Buyer pursuant to Section 4.1(g), and which represent sales actually made in the ordinary course of Seller's Business. Seller has delivered to Buyer a complete and accurate aging list of all Accounts Receivable of the Business.

          (q) COLLECTION OF ACCOUNTS RECEIVABLE. From the date of execution of the Letter of Intent through the date of execution of the Management Agreement, Seller has diligently collected its Accounts Receivable in the usual, regular and ordinary course and manner consistent with past practices, and deposited such Accounts Receivable into existing Deposit Accounts, as identified in paragraph 4.1(s) below, and has not entered into agreements or transactions or incurred obligations which would or could reasonably be expected to have a material, adverse impact on the collection of the Accounts Receivable of the Business, from and after the date of execution of the Management Agreement.

          (r) ACCRUED ACCOUNTS RECEIVABLE (UN-BILLED REVENUE). SCHEDULE 2.1(e) is a complete and accurate list of all of Seller's rights to payment for services rendered or goods sold in connection with Seller's operation of the Business prior to June 30, 1997, which have not been billed as of June 30, 1997.

          (s) ACCOUNTS PAYABLE. SCHEDULE 2.4(b) is a complete and accurate list of all Accounts Payable of the Business as of June 30, 1997, which Accounts Payable are reflected on the June 30, 1997, Financial Statements delivered to Buyer pursuant to Section 4.1(g), and which represent payment obligations actually incurred in the ordinary course of Seller's Business.

          (t) ACCRUED ACCOUNTS PAYABLE. SCHEDULE 2.4(c) is a complete and accurate list of all of Seller's accrued accounts payable that are recorded on the June 30, 1997, Financial Statements of the Business, and which represent payment obligations actually incurred in the ordinary course of Seller's Business.

          (u) ACCRUED EXPENSES. SCHEDULE 2.4(d) is a complete and accurate list of all of Seller's accrued expenses that are recorded on the June 30, 1997, Financial Statements of the Business, and which represent payment obligations actually incurred in the ordinary course of Seller's Business.

          (v) LEASES. SCHEDULE 2.4(e) is a complete and accurate list of all Seller's Leases (including both capital and operating leases), and which represent obligations actually incurred in the ordinary course of Seller's Business.

          (w) ACCRUED PAYROLL. SCHEDULE 2.4(d) is a complete and accurate list of Seller's accrued payroll for its Employees of the Business as of June 30, 1997, which payroll is reflected on the June 30, 1997, Financial Statements delivered to Buyer pursuant to Section 4.1(g), and which represent payment obligations actually incurred in the ordinary course of Seller's Business.

          (x) ACCRUED PAID TIME OFF. SCHEDULE 2.4(d) is a complete and accurate list of Seller's accrued paid time off for its Employees of the Business as of June 30, 1997, which paid time off is reflected on the June 30, 1997, Financial Statements delivered to Buyer pursuant to Section 4.1(g), and which represent payment obligations actually incurred in the ordinary course of Seller's Business.

          (y) SALES COMMISSIONS. SCHEDULE 2.4(d) is a complete and accurate list of all sales commissions of the Business as of June 30, 1997, which sales commissions are reflected on the June 30, 1997, Financial Statements delivered to Buyer pursuant to Section 4.1(g), and which represent payment obligations actually incurred in the ordinary course of Seller's Business;

          (z) ACCRUED INTEREST. SCHEDULE 2.4(d) is a complete and accurate list of all accrued interest obligations of the Business as of June 30, 1997, which obligations are reflected on the June 30, 1997, Financial Statements delivered to Buyer pursuant to Section 4.1(g), and which represent payment obligations actually incurred in the ordinary course of Seller's Business;

          (aa) DEPOSIT ACCOUNTS. Attached hereto as SCHEDULE 4.1(aa) (the "DEPOSIT ACCOUNTS") is a complete and accurate list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which Seller has an account or safe deposit box for the Business, and the account numbers and the June 30, 1997, account balances, the names and identification of all Persons authorized to draw thereon or to have access thereto, and the names of each Person holding powers of attorney or agency authority from Seller and a summary of the terms thereof.

          (bb) LEASES. Seller has good and marketable title to all of the rights and interests in, to, and under the Leases free and clear of all encumbrances, but subject to the terms of such Leases. Each Lease held by Seller is a legal, valid and binding agreement of Seller and all other parties thereto in force and effect on the date hereof in accordance with its terms. Seller has fulfilled all material obligations required pursuant to each Lease to have been performed prior to the date hereof. Seller warrants and guarantees that there has not occurred any default under any such Lease on the part of Seller or any other party thereto, nor has any event occurred which with the giving of notice or the lapse of time (or both) would constitute a default thereunder or would cause the acceleration of any obligation of Seller thereunder, or the creation of any encumbrance upon any of the Assets transferred hereunder.

          (cc) EMPLOYEES. Attached hereto as SCHEDULE 4.1(ac) is a complete and accurate list of names, positions, including whether full-time or part-time, and current annual salary or wage rates and bonus and other compensation or severance arrangements of all full-time and part-time Employees. To the best of Seller's knowledge there is no pending or threatened Employee strike, work stoppage or labor dispute, and no union representation question exists or is being negotiated, no union organizing activities by or with respect to any Employees are taking place, and none of the Employees is represented by any labor union or organization. Seller is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and the payment of wages and working hours. Except as set forth in Schedule 4.1(ac), there are no pending, and to the best of Seller's knowledge, threatened wage and hour claims, EEOC claims, unemployment compensation claims, workers compensation claims or any similar claim against Seller by Employees.

          (dd) EMPLOYEE BENEFIT PLANS. Attached hereto as SCHEDULE 4.1(ad) is a complete and accurate list of all employee benefit policies and plans that are or have been sponsored, maintained for the benefit of or contributed to by Employees at any time within the past two (2) years prior to the Closing Date ("Employee Benefit Plans"), including, without limitation, (i) each employee benefit plan as such term is defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each policy, plan or arrangement relating to stock options, profit sharing, bonus or incentive awards or compensation, vacation, sick time or disability leave, deferred or supplemental compensation, and (iii) each other plan, agreement, arrangement, program, practice or policy providing for the recognition or payment by Seller of any employee benefits. Seller has made available to Buyer complete and accurate copies of all such Employee Benefit Plans. Seller has established, maintained, and administered all Employee Benefit Plans in compliance with applicable laws and Employee Benefit Plan terms and conditions, and all obligations, whether arising by operation of law or by contract, required to be performed in connection with the Employee Benefit Plans have been performed in all material respects, nor has any event occurred which, with notice or the passage of time, or both, would constitute a breach of fiduciary duty or a default by Seller under any Employee Benefit Plan.
          (ee) NO AGENT OR BROKERS. No agent, broker, or other firm or person is or will be entitled to any broker or finder's fee, or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement made by or on behalf of Seller.

          (ff) INTERCOMPANY OBLIGATIONS. Attached hereto as SCHEDULE 4.1(af) is a complete and accurate list of all intercompany obligations or outstanding liabilities of the Business to Seller, and the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from the Business to Seller, or any successor or assign of Seller.

          (gg) FOREIGN PERSON. Seller is not a "foreign person" as that term is defined in Paragraph 6038A(c)(3) of the Code.

     4.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

          (a) ORGANIZATION AND STANDING. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan.

          (b) CORPORATE AUTHORITY. Buyer has corporate power and corporate authority to own and lease the Assets and its other properties as the Assets and such properties are now owned and leased by Buyer, to conduct its businesses as and where such businesses have been and are now being conducted, and to enter into and deliver this Agreement and perform the transactions contemplated herein.

          (c) BINDING EFFECT. This Agreement when executed and delivered will constitute Buyer's legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability against Buyer of this Agreement in accordance with its terms may be limited in accordance with principles of equity or applicable insolvency, bankruptcy or other similar laws affecting creditors' rights generally.

          (d) APPROVALS; CONSENTS. All approvals, resolutions, authorizations, consents, actions or orders required of Buyer for the authorization, execution and delivery of, and for the consummation of the transactions contemplated by, this Agreement, have been obtained or will be obtained prior to the Closing.

          (e) NO AGENT OR BROKERS. No agent, broker, or other firm or person is or will be entitled to any broker or finder's fee, or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement made by or on behalf of Buyer.

     4.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Party contained in this Article IV shall be true, accurate and complete as of the date of the execution of this Agreement, and shall continue to be true, accurate and complete as of the Closing. The respective obligations of the Parties for the truth, accuracy and completeness of the representations and warranties made by each Party pursuant to this Article IV, shall survive the Closing.

                                ARTICLE V
                        COVENANTS OF THE PARTIES
                        ------------------------

     5.1 COVENANTS OF SELLER. Seller agrees that from the date of execution of this Agreement until the Closing:

          (a) OPERATION OF THE BUSINESS. Seller shall operate the Business subject to and in accordance with the Management Agreement, and shall preserve intact the present business organization and relationships (except as otherwise contemplated herein and in the Management Agreement), and avoid any action which could have a material adverse effect on the present goodwill, intangible assets and advantageous relationships of the Business.

          (b) MAINTENANCE OF CONTRACTS, COPYRIGHTS, PERMITS, ETC. Seller shall preserve and maintain in force in the ordinary course of business without change (except as otherwise contemplated herein and in the Management Agreement) all Contracts, Copyrights and Tradenames, licenses, registrations, franchises and other similar rights which it owns or of which it is the beneficiary.

          (c) PROSCRIBED ACTIVITIES. Except with Buyer's express prior written approval which Buyer may withhold in the exercise of its sole and absolute discretion, Seller shall not, directly or indirectly, whether through the act itself or through any agreement entered into or to be entered into to perform an act, do any of the following:

               (i) solicit or enter into any discussions or negotiations with any Person regarding the sale or other disposition of all or any of the Assets, or furnish any information to any prospective buyer or acquiring party of all or any material part of the Assets;

               (ii) subject any of the Assets to any Lien other than those listed in SCHEDULE 4.1(h);

               (iii) incur any obligation (contingent or fixed) to transfer or convey, including by means of an option to purchase or acquire, or transfer or convey, any material Asset of the Business, or enter into any other transaction or make or enter into any other contract or commitment affecting the Business, except with the prior written consent of Buyer in accordance with the Management Agreement;

               (iv) grant any general or uniform increase in the rates of pay or benefits to officers, directors or Employees (or a class thereof) or pay any special bonus to any person (with the sole exception of bonuses in the form of stock, or stock options, of Seller), or enter into any new employment, collective bargaining or severance agreement;

               (v) make, guarantee, assume or otherwise cause the Business to become liable for any borrowing or increase any existing indebtedness except with the prior written consent of Buyer;

               (vi) discharge or satisfy any Lien or pay any debt, obligation or liability of the Business, except with the prior written consent of Buyer; or

               (vii) engage in or enter into any material transaction of any nature relating to the Business and not expressly provided for herein, except with the prior written consent of Buyer.

          (d) INSURANCE. Subject to Seller's reimbursement rights under the Management Agreement, Seller shall maintain in force all property, casualty, liability, directors and officers and other forms of insurance which it is presently carrying with respect to the Business, and no cancellation or reduction of such insurance coverage shall be effected by Seller.

          (e) BOOKS AND RECORDS; COMPLIANCE WITH LAWS. Seller shall maintain its books of account and records relating to the Business in the usual, regular and ordinary manner, and on a basis consistent with prior years, and shall comply in all material respects with all laws applicable to it or to the conduct of its Business.

          (f) NO ORGANIC CHANGE. Subject to Seller's obligations under the Management Agreement, and except as contemplated by this Agreement or disclosed in SCHEDULE 5.1(f), Seller shall not change the character of the Business or take any other action if any such action would or could reasonably be expected to have a material, adverse impact on the properties, financial status or condition, operations, or prospects of the Business.

          (g) CONSENT AND APPROVALS. Seller shall use reasonable efforts to obtain all necessary consents and approvals of other Persons to the transactions contemplated by this Agreement.

          (h) CORPORATE NAME. On or prior to the Closing Date, Seller shall take all action necessary and file all documents or instruments necessary with any governmental entity or other Person to abandon its use of the names "National MRO," "DataMed," "DataMed International," and all other names used by Seller to identify the Business (except as provided in Section 2.2(c)). Seller agrees not to adopt any new name that conflicts with or otherwise interferes with Buyer's ability to use the current names of the Business after the Closing.

          (i) DEPRECIATION OF CAPITAL ASSETS. Prior to the Closing Date, Seller shall fully depreciate all purchased capital assets of the Business on its books of account and records for purposes of federal income tax, unless Seller receives a written position prepared in good faith in the ordinary course of business by Ernst & Young as its auditor, that Seller is not lawfully permitted to take such depreciation.

          (j) COOPERATION. During the period prior to Closing, and for a reasonable period of time after Closing, Seller will cooperate with Buyer in every reasonable way in carrying out the transition of the ownership of the Business and the other transactions contemplated herein, in obtaining any and all required approvals and authorizations, any and all required consents of third parties, and in preparation of the various schedules required to be produced on the Closing Date pursuant to Article VII hereof, and in executing and delivering all documents, instruments or copies thereof deemed necessary or useful by Buyer.

     5.2 SELLER'S EMPLOYEES, EMPLOYEE BENEFITS. Buyer and Seller agree that Buyer has not assumed and shall not assume any obligation to employ any particular person or persons previously or currently employed by Seller. On or before the Closing Date and effective as of the Effective Time, Seller shall terminate the employment of any and all Employees. Except as otherwise provided by the Management Agreement, Seller shall be fully responsible for all claims of such Employees including, but not limited to, claims related to salary or compensation, severance pay, sick or vacation leave, disability benefits, pension benefits, retirement benefits, or benefits in connection with any other pension or other profit-sharing plan. Buyer shall not assume or be obligated for any such claims owed by Seller to such Employees, notwithstanding any employment of Seller's Employees by Buyer following Closing. Except as otherwise provided by the Management Agreement, Seller shall indemnify, defend and hold Buyer harmless against and in respect of any and all Damages that Buyer may incur or suffer, arising or resulting from Seller's employment of its Employees, pursuant to the terms and conditions set forth in Article X, below, and in particular Section 10.1 thereof. Seller shall not make any representation to any of Seller's Employees concerning any future employment with Buyer, except with the prior written authorization of Buyer.

     5.3 ACCESS AND INFORMATION. Buyer may, prior to the Closing and through its Agents, make, or cause to be made, at Buyer's own expense, such investigation of the business, properties and personnel of the Business as Buyer may deem necessary or advisable, and such investigation shall not affect the representations and warranties to be made by the Seller under this Agreement. Buyer and its Agents shall have full access to the Business's books of account and records, and Seller's books of account and records relating to the operations of the Business and maintained by Seller during the period from and including June 20, 1997 through and including the Closing, and Seller will furnish to Buyer and its Agents, at Buyer's expense, such financial and operating data and other information (or copies thereof) with respect to the properties, and personnel of the Business as Buyer shall from time to time reasonably request. Furthermore, Seller will use reasonable efforts to ensure that the auditors and accountants of Seller will cooperate with Buyer and its Agents in making available to them all financial and Tax information requested, including the right to examine working papers pertaining to audits made and to make copies and extracts thereof.

                               ARTICLE VI
                   CONDITIONS PRECEDENT TO OBLIGATIONS
                   -----------------------------------

     6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction of all of the conditions set out in the remainder of this
Section 6.1.  Buyer may waive any or all of these conditions in whole or in part in writing on or before the Closing; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its representations, warranties, or covenants under this Agreement.

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller herein contained shall be true and correct in all material respects on and as of the Closing, except as affected by transactions contemplated hereby.

          (b) PERFORMANCE OF AGREEMENTS. Seller shall have in all material respects performed all obligations and complied with all covenants and conditions contained in this Agreement, in the Escrow Agreement, and in the Management Agreement, to be performed and complied with by Seller on or prior to the Closing.

          (c) CORPORATE ACTION AND APPROVALS. All necessary corporate action and approvals on the part of Seller in adopting and approving this Agreement, and approving the transactions contemplated hereby, shall have been taken. Without limiting the generality of the foregoing, Seller's Shareholders shall have met, voted and duly approved in accordance with

Seller's Articles of Incorporation, Bylaws, and other organizational instruments, this Agreement and all of the transactions contemplated hereby.

          (d) CONSENTS OF OTHER PERSONS. Except as described in SCHEDULE 6.1(d), to the extent that Seller's assignment of any Contract requires the consent of a party to such agreement, such consent shall have been obtained by the Closing, provided, however, that (i) Seller shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved by Buyer, and (ii) if such consent cannot be obtained Buyer shall have the option, exercisable in Buyer's sole and complete discretion, to require Seller to terminate the applicable Contract. Without limiting the generality of the foregoing, Seller and Buyer each shall have obtained the unconditional consent of the Landlord to an Office Lease for a portion of the Premises, without as a result thereof, Landlord having a right to demand of Buyer, accelerated payment of rent or other expenses due under the existing lease for the Premises, any transfer or other fee, premium or penalty, any increase in the rent, or any other material change in the terms of the existing lease for the Premises.

          (e) OFFICE LEASE. Landlord shall have executed and delivered to Buyer, an Office Lease, in form and content reasonably acceptable to Buyer and to the Landlord and substantially in the form attached hereto as EXHIBIT E and incorporated herein by this reference, pursuant to which Buyer will lease approximately 9069 square feet of Suite A501, and approximately 1478 square feet of Suite A130 of the Premises.

          (f) COLLATERAL AGREEMENT. Michael I. Ruxin shall have executed and delivered the Noncompetition Agreement in the form set forth in EXHIBIT F.

          (g) NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the Business, the Assets or other properties or financial condition of the Business between the date of this Agreement and the Closing, except to the extent that such material adverse change was caused by Buyer, or caused by Buyer's assignee under the Management Agreement.

          (h) ORGANIZATION OF BUYER. Buyer shall have received a Certificate of Authority to Transact Business from the Secretary of State of Colorado, and any other jurisdiction in which Seller maintains qualification in order to conduct the Business within such jurisdiction.

          (i) LITIGATION. No action or proceeding shall have been instituted or threatened which would enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement.

          (j) CHANGES IN LAW. No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, at what otherwise would be the Closing Date, which would not permit the Business as presently conducted to be continued by Buyer unimpaired following the Closing Date.

          (k) OPINION OF COUNSEL. Buyer shall receive at the Closing from Brenman Bromberg & Tenenbaum, P.C., counsel to Seller, an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, that:

               (i) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado;

               (ii) Seller has corporate power and corporate authority to own and lease the Assets as the Assets are now owned and leased by Seller, to conduct the Business as and where such Business has been and is now being conducted, and to enter into and deliver this Agreement and perform the transactions contemplated herein;

               (iii) This Agreement when executed and delivered will constitute Seller's legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability against Seller of this Agreement in accordance with its terms may be limited in accordance with principles of equity or applicable insolvency, bankruptcy or other similar laws affecting creditors' rights generally; and

               (iv) All approvals, resolutions, authorizations, consents, actions or orders required of Seller for the authorization, execution and delivery of, and for the consummation of the transactions contemplated by, this Agreement, including, without limitation, the approval of Seller's Shareholders, have been obtained.

     6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transaction contemplated hereby are subject to the satisfaction of all of the conditions set out in the remainder of this
Section 6.2. Seller may waive any or all of these conditions in whole or in part in writing on or before the Closing; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any of its other rights or remedies, at law or in equity, if Buyer shall be in default of any of its representations, warranties, or covenants under this Agreement.

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer herein contained shall be true and correct in all material respects on and as of the Closing, except as affected by transactions contemplated hereby.

          (b) PERFORMANCE OF AGREEMENTS. Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions contained in this Agreement, in the Escrow Agreement, and in the Management Agreement, to be performed and complied with by Buyer on or prior to the Closing.

          (c) SHAREHOLDER APPROVAL. Seller's Shareholders shall have met, voted and duly approved in accordance with Seller's Articles of Incorporation, Bylaws, and other organizational instruments, this Agreement and all of the transactions contemplated hereby.

          (d) OFFICE LEASE. Landlord shall have executed and delivered to Seller, an Office Lease, in form and content reasonably acceptable to Seller and to the Landlord and substantially in the form attached hereto as EXHIBIT G and incorporated herein by this reference, pursuant to which Seller will lease approximately 3439 square feet of Suite A500 of the Premises.

          (e) LITIGATION. No action or proceeding shall have been instituted or threatened which would enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement.

          (f) OPINION OF COUNSEL. Seller shall receive at the Closing from Buyer's counsel, an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, that:

               (i) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation;

               (ii) Buyer has corporate power and corporate authority to purchase the Assets and to enter into and deliver this Agreement and perform the transactions contemplated herein; and

               (iii) This Agreement has been duly authorized by all necessary corporate action on the part of Buyer, and when executed and delivered will constitute Buyer's legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability against Buyer of this Agreement in accordance with its terms may be limited in accordance with principles of equity or applicable insolvency, bankruptcy or other similar laws affecting creditors' rights generally.

                               ARTICLE VII
                                 CLOSING
                                 -------

     7.1 TIME AND PLACE; DELIVERIES. The Closing shall be held on or before November 17, 1997, or such later date which the Parties may establish by amendment of this Agreement ("CLOSING DATE"), at a place to be agreed upon and designated by the Parties. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed.

     7.2 DELIVERIES BY SELLER UPON CLOSING. At the Closing on the Closing Date, Seller shall deliver to Buyer the following (duly executed where appropriate):

          (a) Possession of the Assets, including, without limitation, all the items listed in Section 2.1;

          (b) Updated Schedules to be attached hereto, reflecting any changes as necessary to render the information contained therein true and accurate and not misleading, as required pursuant to Paragraph 4.1(n), above;

          (c) All consents required for assignment and transfer by Seller to Buyer of the Contracts;

          (d) The documents or instruments necessary to assign Seller's current Copyrights and Tradenames;

          (e)  The documents and other instruments referenced in Section
6.1 which Seller is required to execute or obtain and deliver to Buyer;

          (f)  The opinion of Seller's counsel referenced in Section
6.1(i); and

          (g) Such other documents as (A) may be reasonably requested by Buyer at least three (3) business days prior to the Closing Date to effect the Closing as herein contemplated or (B) required to effect the Closing as herein contemplated whether or not requested by Buyer.

     7.3 DELIVERIES BY BUYER UPON CLOSING. At the Closing on the Closing Date, Buyer shall deliver to Seller the following (duly executed where appropriate):

          (a) Immediately available funds in the amount set forth in Paragraph 3.3;

          (b)  The opinion of Buyer's counsel referenced in Section 6.2(e);
and

          (c) Such other documents as (A) may be reasonably necessary requested by Seller at least three (3) business days prior to the Closing Date to effect the Closing as herein contemplated or (B) required to effect the Closing of as herein contemplated whether or not requested by Seller.

     7.4 DELIVERIES BY BOTH BUYER AND SELLER. At the Closing on the Closing Date, Buyer and Seller each shall execute and deliver an Office Lease for a portion of the Premises, a Bill of Sale substantially in the form of agreement attached hereto as EXHIBIT H and incorporated herein by this reference, and an Assignment and Assumption Agreement substantially in the form of agreement attached hereto as EXHIBIT I and incorporated herein by this reference.

                              ARTICLE VIII
                               TERMINATION
                               -----------

     8.1 TERMINATION BY THE PARTIES. This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Parties. This Agreement also may be terminated by either of the Parties on the Closing Date upon written notice to the other Party (in accordance with Section 11.2 hereof) in the event that all of the conditions precedent to a Party's obligation to consummate the Closing shall not have been satisfied on or prior to the Closing Date, in which case Section 8.4 shall apply.

     8.2 TERMINATION BY SELLER. Seller may terminate this Agreement under the following circumstances:

          (a) The commencement of any voluntary proceeding by Buyer under any reorganization arrangement, readjustment, moratorium law or statute, including without limitation, the United States Bankruptcy Code or any successor federal statute, or if any involuntary proceeding under any reorganization arrangement, readjustment, moratorium law or statute, including without limitation the United States Bankruptcy Code or any successor federal statute, is commenced against Buyer, or if Buyer makes, negotiates or commences negotiations for partial or complete assignment of its assets for the benefit of creditors, pursuant to statutory or common law;

          (b) Buyer suffers an appointment of a receiver, custodian, examiner or a trustee for any of its property or assets;

          (c)  The termination, liquidation or dissolution of Buyer;

          (d) In the event that Buyer shall default in the performance of any material duty or obligation imposed upon it by this Agreement and such default shall continue for a period of ten (10) days after written notice thereof has been given to Buyer by Seller; or

          (e) In the event that Seller's Shareholders do not approve this Agreement and the transactions contemplated hereby within the time required herein, but only if Seller is not then in breach of any material duty or obligation imposed upon Seller hereunder, and no event has occurred which with the giving of notice or the passage of time would constitute a breach by Seller of any material duty or obligation imposed upon Seller hereunder.

     8.3 TERMINATION BY BUYER. Buyer may terminate this Agreement under the following circumstances:

          (a) the commencement of any voluntary proceeding by Seller under any reorganization arrangement, readjustment, moratorium law or statute, including without limitation, the United States Bankruptcy Code or any successor federal statute, or if any involuntary proceeding under any reorganization arrangement, readjustment, moratorium law or statute, including without limitation the United States Bankruptcy Code or any successor federal statute, is commenced against Seller; or if Seller makes, negotiates or commences negotiations for partial or complete assignment of its assets for the benefit of creditors, pursuant to statutory or common law;

          (b) Seller suffers an appointment of a receiver, custodian, examiner or a trustee for any of its property or assets;

          (c) the termination, liquidation or dissolution of Seller, except any such action that causes a third party to expressly assume the obligations and succeed to the interests of Seller hereunder;

          (d) in the event that Seller's Shareholders do not approve this Agreement and the transactions contemplated hereby within the time required herein, but only if Buyer is not then in breach of any material duty or obligation imposed upon Buyer hereunder, and no event has occurred which with the giving of notice or the passage of time would constitute a breach by Buyer of any material duty or obligation imposed upon Buyer hereunder; or

          (e) in the event Seller shall default in the performance of any material duty or obligation imposed upon it by this Agreement and such default shall continue for a period of ten (10) days after written notice thereof has been given to Seller.

     8.4  EFFECT OF TERMINATION.  Except as otherwise provided in Section
3.2 with regard to the Deposit, upon termination of this Agreement, the following shall apply:

          (a) If Buyer terminates this Agreement pursuant to Section 8.3, or if Seller terminates this Agreement pursuant to Section 8.2(e), then in addition to any other right or remedies to which Buyer may be entitled hereunder, or by law, Seller will retain all rights (including rights to accounts receivable of the Business), and all obligations and liabilities (including accounts payable) relating to the operation of the Business prior to the Closing, and Seller will reimburse Buyer for its Expenses, as defined in Section 6.2 of the Management Agreement;

          (b) If Seller terminates this Agreement pursuant to Section 8.2 (except for Section 8.2(e)), then (i) this Agreement and the Management Agreement will terminate; (ii) Seller will not be obligated to reimburse Buyer for its Expenses, as defined in Section 6.2 of the Management Agreement; and (iii) Seller will assume all rights (including rights to accounts receivable of the Business), and all obligations and liabilities (including accounts payable) relating to the operation of the Business after the effective date of the termination;

          (c) if Buyer terminates this Agreement following any failure to satisfy the conditions precedent set forth in Section 6.1 (except for Section 6.1(d)), then the effect shall be governed by Section 8.4(a) above; and

          (d) if Seller terminates this Agreement following any failure to satisfy the conditions precedent set forth in Section 6.2, then the effect also shall be governed by Section 8.4(a) above.

     8.5 EXTENSION; WAIVER. At any time prior to the Closing Date, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracy in or breach of the representations and warranties of the other Party contained herein or in any schedule hereto or in any document delivered pursuant hereto, or (c) waive the other Party's compliance with any of the covenants, conditions, or agreements contained herein. Any Agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed and delivered on behalf of such Party to the other Party in accordance with Section 11.3 hereof.

                               ARTICLE IX
                 POST CLOSING COMMITMENTS AND COVENANTS
                 --------------------------------------

     9.1 NONCOMPETITION. Seller and Buyer acknowledge and agree that (i) Buyer's entering into this Agreement is induced primarily because of the covenants and assurances made by Seller hereunder; (ii) the covenant not to compete and the other restrictive covenants of Seller are necessary to insure the continuation of the Business as operated nationwide by Buyer subsequent to the Closing; and (iii) irreparable harm and damage to Buyer will result if Seller violates the covenant not to compete or any other restrictive covenant set forth in this Article IX. Therefore, in consideration of these premises and in order to induce Buyer to consummate the purchase contemplated by this Agreement, Seller agrees that for a period of three (3) years following the Closing Date (the "NONCOMPETITION PERIOD"), Seller will not directly or indirectly, whether as a principal, on his or its own account, or solely or jointly with others as an agent, contractor, general partner, limited partner, manager or member of any corporation, partnership, limited liability company or other entity: (i) own, manage, operate, control, or participate in the management or control of, directly or indirectly, any enterprise located within the territorial United States (the "RESTRICTED TERRITORY"), which is, or as of Seller's engagement or participation would become, engaged in any business that is competitive with any aspect of the Business as operated by Buyer; or (ii) be employed by, provide, or contract to provide, management, consulting, or administrative services to any enterprise located within the Restricted Territory which is, or as of Seller's engagement or participation would become, engaged in any activity or business that is competitive with any substance abuse testing or third party administration services of the Business.

     9.2 NON-DISCLOSURE OF TRADE SECRETS. During the Noncompetition Period, Seller will not, without the prior written consent of Buyer, which consent Buyer may give or withhold in its sole and absolute discretion:
(i) disclose Trade Secrets to any Person not a party to this Agreement;
(ii) permit the use or appropriation of Trade Secrets by any Person not a party to this Agreement; (c) use or appropriate Trade Secrets for any purpose other than the performance of its obligations under this Agreement; or (d) otherwise misuse or misappropriate Trade Secrets.

     9.3 COVENANT NOT TO SOLICIT. During the Noncompetition Period, Seller will not, without the prior written consent of Buyer, which consent Buyer may give or withhold in its sole and absolute discretion, either directly or indirectly, either for itself or for any other Person, call upon, solicit, invite, entice, divert or take away, or attempt to solicit, invite, entice, divert or take away, or in any way interfere with, the relationships existing between Buyer and any of Buyer's employees or contractors, or any other Person with whom or with which Buyer has a then existing business relationship.

     9.4 MODIFICATION. Although Seller and Buyer consider the restrictions contained in this Article IX to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or geographical territory or any other restriction contained in this Section is an unreasonable or otherwise unenforceable restriction, the above provisions shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may determine or indicate to be reasonable.

     9.5 REMEDIES. The parties to this Agreement further acknowledge and agree that Buyer's remedy at law for a breach or threatened breach of any of the provisions of this Article IX would be inadequate and, in recognition of that fact, in the event of a breach or threatened breach by Seller of the provisions of this Section, Buyer shall be entitled to, without posting any bond, and Seller agree not to oppose any request for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may be available. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to Buyer.

                                ARTICLE X
                             INDEMNIFICATION
                             ---------------

     10.1 SELLER'S INDEMNIFICATION. Buyer and its Agents shall neither assume nor be responsible for, and Seller shall indemnify and defend Buyer and its Agents against and hold Buyer and its Agents harmless from, any claims of whatsoever kind and nature and any obligations, liabilities, actions, suits, claims, demands, losses, damages or expenses of whatsoever kind and nature, including attorneys' fees, which occur at any time in consequence of or arising out of or in connection with: (i) any conduct by Seller or its Agents relating to the operation of the Business, or other action by Seller or its Agents concerning the Assets, prior to and including the Closing Date; (ii) any unassumed or excluded contracts or liabilities; (iii) any breach by Seller or its Agents of any representation or warranty of Seller contained in this Agreement or any of the documents related hereto; (iv) any misrepresentation or concealment or omission of a material fact in any other document furnished or required to be furnished by Seller in connection with this Agreement; and (v) any other material breach by Seller or its Agents of this Agreement, or of any other document furnished or required to be furnished by Seller in connection with this Agreement, including the Management Agreement. Upon request, Seller shall provide Buyer with written assurances that Seller will defend the same at its own expense and with counsel of its own selection. If Seller shall fail to provide such written assurances, or otherwise fails to defend, Buyer, upon written notice to Seller, shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account and at the risk of Seller.

     10.2 BUYER'S INDEMNIFICATION. Seller and its Agents shall neither assume nor be responsible for, and Buyer shall indemnify and defend against and hold Seller and its Agents harmless from, any claims of whatsoever kind and nature and any obligations, liabilities, actions, suits, claims, demands, losses, damages or expenses of whatsoever kind and nature, including attorneys' fees, in consequence of or arising out of or in connection with: (i) the conduct of the Business after the Closing Date;
(ii) any Business Contracts or Assumed Obligations after the Closing Date;
(iii) any breach by Buyer or its Agents of any representation or warranty of Buyer contained in this Agreement; (iv) any misrepresentation or concealment or omission of a material fact in any other document furnished or required to be furnished by Buyer in connection with this Agreement, and
(v) any other material breach by Buyer or its Agents of this Agreement, or of any other document furnished or required to be furnished by Buyer in connection with this Agreement, including the Management Agreement. Upon request, Buyer shall provide Seller with written assurances that Buyer will defend the same at its own expense and with counsel of its own selection. If Buyer fails to provide such written assurances, or otherwise fails to defend, Seller shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account and at the risk of Buyer.

     10.3 INDEMNIFICATION FOR TAXES.

          (a) From and after the Closing, Seller shall indemnify and save the Buyer harmless from any and all liabilities for Taxes imposed upon Seller for any taxable year prior to and including the taxable year in which the Closing occurs, and for any other Taxes in respect of which Seller is obligated to prepare returns, provided, however, that Buyer shall be responsible for payment of all Taxes imposed upon Buyer and relating to the period of Buyer's ownership and operation of the Business after the Closing Date.

          (b) If any claim for Taxes is asserted by any taxing authority against Buyer that, if successful, would result in an indemnification payment pursuant to this Section 10.3, Buyer shall promptly notify Seller in writing of such claim (a "TAX CLAIM"), and such notice shall include in reasonable detail the circumstances surrounding such claim. Upon the posting of a surety bond as described below, Seller shall have the right to control the handling and disposition of all Tax Claims including, without limitation, (i) whether or not to contest or settle such Tax Claim at the outset or at any stage, (ii) whether to pursue or forego any administrative appeals and proceedings, (iii) if Seller chooses to undertake judicial action with respect to a Tax Claim, the court or other judicial body before which the action shall be commenced and (iv) the manner in which any such contest is to be conducted. The rights of Seller pursuant to the preceding sentence shall be contingent upon the posting of a surety bond issued by a company reasonably acceptable to Buyer in an amount equal to the amount of the Tax Claim, which bond may be exonerated at the request of Buyer in order to satisfy the Tax Claim. If Seller fails to post the surety bond described in the preceding sentence within ten (10) days following notice to Buyer of the Tax Claim, Buyer shall have the right to handle and dispose of the Tax Claim in such manner as it sees fit.

                               ARTICLE XI
                        MISCELLANEOUS PROVISIONS
                        ------------------------

     11.1 EXPENSES AND TAXES.

          (a) Except as otherwise provided in Section 8.4(a), the Parties hereto shall each bear their own costs and expenses incurred in connection with the transactions described herein, including, without limitation, the fees and expenses of their counsel and accountants, and travel, meals and lodging.

          (b) Seller shall be liable and responsible for, and will duly and timely pay, any transfer tax liability which may arise out of or result from the transactions contemplated herein (including, without limitation any tax imposed on the sale of the Assets pursuant to this Agreement).

          (c) NOTICE. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been given when delivered personally, by nationally recognized overnight courier, or when deposited in the United States mail, certified, and with proper postage prepaid, addressed as follows:

     SELLER:   Global Med Technologies, Inc.
               12600 West Colfax, Suite A-500
               Lakewood, Colorado  80215
               Attention:  Michael I. Ruxin, Chief Executive Officer

     BUYER:    National Medical Review Offices, Inc.
               5750 Wilshire Boulevard, Suite 275
               Los Angeles, California  90036
               Attention:  President

If such notice, demand or other communication is served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand, or other communication is given by mail, service shall be conclusively deemed given five (5) business days after the deposit thereof in the United States Mail addressed to the Party to whom such notice, demand, or other communication is to be given, as hereinabove set forth. Either Party may change its address for the purpose of receiving notices, demands, or other communications provided herein by giving a written notice in the manner stated above to the other Party stating such change of address.

     11.3 TIME.  Time is of the essence of this Agreement.

     11.4 FURTHER ASSURANCES. Each Party agrees to execute and deliver such documents and instruments and take any actions desirable or necessary to otherwise carry out the full intent and purpose of this Agreement.

     11.5 BINDING EFFECT. All the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties hereto, and their successors and assigns.

     11.6 SEVERABILITY OF PROVISIONS. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held in any judicial proceeding with appropriate jurisdiction to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and shall be valid and be enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate any Party's essential objectives as reflected in this Agreement.

     11.7 CAPTIONS. The captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any provision hereof.

     11.8 EXHIBITS AND SCHEDULES. All Exhibits, Schedules and Appendices to this Agreement shall be deemed to be incorporated herein by reference and made a part hereof as if set out in full herein.

     11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts by the Parties. All counterparts shall be construed together and shall constitute one agreement. Each counterpart shall be deemed an original hereof notwithstanding that less than all of the Parties may have executed it.

     11.10 GOVERNING LAW. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of Colorado without reference to principles of conflicts of laws.

     11.11 AMENDMENT; WAIVER. This Agreement may be amended, modified, superseded, or cancelled only by a written instrument signed by each of the Parties, and any of the terms, provisions, and conditions hereof may be waived, only by a written instrument signed by the waiving Party. Failure of a Party at any time or times to require performance of any provision hereof shall not be considered to be a waiver of any succeeding breach of such provision by the other Party.

     11.12 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto regarding its subject matter and supersedes all prior agreements, correspondence, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any Party which has not been embodied in this Agreement or the documents expressly referred to herein.

     11.13 DISPUTE RESOLUTION. In the event of any controversy, claim or dispute between any Parties arising out of or relating to this Agreement, or the making, performance or interpretation of it (the "Dispute"), the Parties agree to comply diligently and in good faith with the following procedure in order to resolve the Dispute:

          (a) A meeting (the "Initial Meeting") shall promptly be held at which all Parties are present or represented by individuals with full decision making authority regarding the Dispute. If within thirty (30) days following the Initial Meeting the Parties have not succeeded in negotiating a resolution of the Dispute, the Dispute shall be submitted to mediation facilitated by a mediator ("Mediator"). Such Mediator shall be a retired judge or mature practicing attorney. Each Party shall bear its proportionate share of the costs of the mediation, including the Mediator's fee. The Parties agree to participate in good faith in the mediation and negotiations related thereto and in all mediation conferences.

          (b) If within a period of thirty (30) days following the final adjournment of the mediation conference(s), the Parties are unable to resolve the Dispute, the Dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then existing, including, but not limited to, the Commercial Arbitration Rules relating to selection of arbitrators and the place of arbitration. Arbitrators will be persons experienced in negotiating, making, and consummating acquisition agreements. Judgment upon the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

     11.14 ATTORNEYS' FEES AND COSTS. In the event either party commences legal action or arbitration to interpret or enforce this Agreement, or for damages for any alleged breach hereof, the prevailing party in such action shall be entitled to recover from the nonprevailing party reasonable attorney's fees and costs as awarded by the court.

     11.15 REPRESENTATION BY COUNSEL; INTERPRETATION. Each party to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of this Agreement against the party that drafted it has no application and is expressly waived.

     11.16 ASSIGNMENT PROHIBITED. This Agreement may not be assigned, delegated, or transferred by either Party, by operation of law or otherwise, except with the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

                   [signatures continued on next page]

          IN WITNESS WHEREOF, the Parties have caused the execution and delivery of this Agreement as of the date first above written.

               "Buyer"                           "Seller"

          NATIONAL MEDICAL             GLOBAL MED TECHNOLOGIES, INC.
        REVIEW OFFICES, INC.              a Colorado corporation
       a Michigan corporation



/s/ MURRAY I. LAPPE                 /s/ MICHAEL I. RUXIN
-------------------------------    -----------------------------------
Murray I. Lappe                    Michael I. Ruxin
President                          President and Chief Executive Officer

                            LIST OF EXHIBITS

EXHIBITS
--------

EXHIBIT A    Letter of Intent
EXHIBIT B    Escrow Agreement
EXHIBIT C    Management Agreement
EXHIBIT D    Floor Plan
EXHIBIT E    Office Lease (Buyer)
EXHIBIT F    Noncompetition Agreement
EXHIBIT G    Office Lease (Seller)
EXHIBIT H    Bill of Sale
EXHIBIT I    Assignment and Assumption Agreement

                            LIST OF SCHEDULES
SCHEDULES
---------


2.1(a)       Fixtures, Furniture and Equipment
2.1(b)       Supplies and Consumables
2.1(c)       Prepaid Expenses
2.1(d)       Accounts Receivable
2.1(e)       Accrued Accounts Receivable (Un-billed Revenue)
2.1(f)       Copyrights and Tradenames
2.1(g)       Business Contracts
2.1(i)       Customer List
2.1(k)       Included Telephone Numbers and Internet Addresses

2.2(b)       Excluded Telephone Numbers and Internet Addresses

2.3(c)       Buyer's Tenant Improvements

2.4(b)       Accounts Payable
2.4(c)       Accrued Accounts Payable
2.4(d)       Accrued Expenses
2.4(e)       Leases

2.5          Specific Excluded Liabilities

3.3          Working Capital Reconciliation
3.4          Purchase Price Allocation

4.1(a)       Exceptions to Seller's Representations Re: Affiliates
4.1(e)       Exceptions to Seller's Representations Re: No Violation
4.1(f)       Exceptions to Seller's Representations Re: Compliance with
             Laws
4.1(g)       Financial Statements
4.1(h)       Exceptions to Title
4.1(aa)      Deposit Accounts
4.1(ac)      Employees
4.1(ad)      Employee Benefit Plans
4.1(af)      Intercompany Obligations

5.1(f)       Organic Changes Re: Seller

6.1(d)       Consents Not Obtained